Exhibit 3.335

CERTIFICATE OF FORMATION

OF

INSIGHT CAPITAL LLC

This Certificate of Formation of Insight Capital LLC (the “Company”) is being executed by the undersigned, an authorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.	The name of the limited liability company is Insight Capital LLC.

2.	The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective as of 11:25 p.m. on May 17, 2016.

IN WITNESS WHEREOF, the undersigned, an authorized person, has executed this Certificate of Formation this 13th day of May, 2016.

By:	/s/ Martina Davis
Martina Davis
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 10:58 AM 05/17/2016 FILED 10:58 AM 05/17/2016 SR 20163293407 - File Number 3101332